                                                                  Exhibit 10.5

                          INTEGRATED PHYSICIAN SYSTEMS INC.

                                 PRACTICE MANAGEMENT

                                 SERVICES AGREEMENT

                             TABLE OF CONTENTS

                                                                            Page

ARTICLE 1     DEFINITIONS...............................................     2

ARTICLE 2     RELATIONSHIP OF THE PARTIES...............................     6
    2.1       Independent Relationship
    2.2       Responsibilities of the Parties
    2.3       Provider Matters
    2.4       Patient Referrals

ARTICLE 3     DUTIES OF THE POLICY BOARD................................     7
    3.1       Formation of the Policy Board
    3.2       Duties and Responsibilities of the Policy Board

ARTICLE 4     FACILITIES AND SERVICES TO BE PROVIDED BY IPS.............     8
    4.1       Facilities
    4.2       Additional Facilities
    4.3       Performance of Management Functions
    4.4       Financial Planning and Goals
    4.5       Audits and Statements
    4.6       Inventory and Supplies
    4.7       Management Services and Administration
    4.8       Executive Director
    4.9       Personnel
    4.10      Practice Expenses
    4.11      Events Excusing Performance
    4.12      Compliance with Applicable Laws
    4.13      Quality Assurance
    4.14      Ancillary Services

ARTICLE 5     OBLIGATIONS OF PROVIDER..................................     12
    5.1       Professional Services
    5.2       Medical Practice
    5.3       Employment of Physician Employees
    5.4       Professional Dues and Education Expenses
    5.5       Fees for Professional Services
    5.6       Provider Compensation
    5.7       Professional Insurance Eligibility
    5.8       Events Excusing Performance

ARTICLE 6     RESTRICTIVE COVENANTS....................................     13
    6.1       Restrictive Covenants by Provider

    6.2 Restrictive Covenants by Current Physician Stockholders and Physician Employees
    6.3       Restrictive Covenants by Future Physician Employees
    6.4       Enforcement

ARTICLE 7     FINANCIAL ARRANGEMENTS...................................     14
    7.1       Provider Compensation
    7.2       Draws
    7.3       Determination and Payment of Provider Compensation
    7.4       Assignment of Fees for Medical Service
    7.5       Collection of Governmental Receivables
    7.6       Collection of Non-Governmental Receivables
    7.7       Procedures Without Lockbox
    7.8       Misdirected Payments
    7.9       Representations and Warranties with respect to Accounts
              Receivable


ARTICLE 8     RECORDS.................................................      21
    8.1       Patient Records
    8.2       Records Owned by IPS
    8.3       Access to Records
    8.4       Maintenance of Records/Subcontracts

ARTICLE 9     INSURANCE AND INDEMNITY.................................      22
    9.1       Insurance to be Maintained by Provider
    9.2       Insurance to be Maintained by IPS
    9.3       Additional Insureds
    9.4       Indemnification

ARTICLE 10    TERM AND TERMINATION...................................       23
    10.1      Term of Agreement
    10.2      Extended Term
    10.3      Termination by Provider
    10.4      Termination by IPS

ARTICLE 11    GENERAL PROVISIONS.....................................       24
    11.1      Assignment
    11.2      Whole Agreement; Modification
    11.3      Notices
    11.4      Binding on Successors
    11.5      Waiver of Provisions
    11.6      Governing Law
    11.7      Severability
    11.8      Additional Documents
    11.9      Time is of the Essence
    11.10     Confidentiality

    11.11          Contract Modifications for Prospective Legal Events
    11.12          Remedies Cumulative
    11.13          No Obligation to Third Parties

                         INTEGRATED PHYSICIAN SYSTEMS INC.

                      PRACTICE MANAGEMENT SERVICES AGREEMENT


         THIS PRACTICE MANAGEMENT SERVICES AGREEMENT dated as of May,   1997,
by and between INTEGRATED PHYSICIAN SYSTEMS, INC., a Delaware Corporation with its principal place of business at 2644 Bristol Road, Warrington, Pennsylvania 18976 (hereinafter "IPS") and IPS/PHYSICIANS _____________, P.C., a New Jersey professional corporation with its principal place of business at ___________________________ (hereinafter "Provider"), _______________, an adult individual with a business address at ____________ (hereinafter "Physician Stockholder"), and _______________, duly licensed physician(s), with a business address at _________________ (hereinafter "Physician Employee(s)").


                             RECITALS:

         WHEREAS, Provider is a professional corporation which conducts a muti-specialty group medical practice (the "Practice") which provides comprehensive professional medical care to the public at several locations ("Practice Sites") in the_____________ county area; and

         WHEREAS, Physician Stockholder is a duly licensed physician who owns all of the issued and outstanding common stock of Provider; and

         WHEREAS, Physician Employee(s) is/are employees of Provider and render medical services at the practice Sites; and

         WHEREAS, IPS is in the business of owning certain assets of and managing and operating physician practices and furnishing such medical practices with necessary facilities. equipment, personnel, supplies, and support staff; and

         WHEREAS, Provider desires to engage IPS to perform such management functions and render such services which will enable Provider to devote its efforts on a concentrated and continuous basis to the rendering of medical services to its patients;

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, Provider hereby agrees to purchase from IPS the management and support services herein described and IPS agrees to provide to Provider such management and support services on the terms and conditions set forth in this Agreement.

                                  ARTICLE 1

                                 DEFINITIONS

          Definitions. For purposes of this Agreement, the following definitions shall apply:

         (a) "Account Debtor" means an account debtor or any other person or entity obligated in respect of an Account Receivable.

         (b) "Accounts Receivable" means, with respect to the Provider, all accounts and any and all rights to payment of money or other forms of consideration of any kind now owned or hereafter acquired (whether classified
under the Uniform Commercial Code ("UCC")   as accounts, chattel paper, general
intangibles or otherwise) for goods sold or leased or for services rendered by the Provider, including, but not limited to, accounts receivable, proceeds of any letters of credit naming the Provider as beneficiary, chattel paper insurance proceeds, contract rights, notes, drafts, instruments, documents, acceptances and all other debts, obligations and liabilities in whatever form, from any other person or entity; provided, however, that cash, checks and credit card purchases are not included in the definition of Accounts Receivable.

         (c) "Assigned A/R" shall mean, with respect to the Provider, the Accounts Receivable assigned pursuant to Article 7 of this Agreement.

         (d) "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Services.

         (e) "Collecting Bank" means the main office of ____________________ located at___________________ or such other financial institution agreed to by IPS.

         (f) "Finance Charge Rate" means a rate of interest equal to the lessor of (i) eighteen percent (18%) per annum or (ii) the maximum rate of interest allowed by applicable law from time to time in effect.

         (g) "GAAP" shall mean generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such entity or other practices and procedures as may be approved by a significant segment of the accounting profession. For purposes of this Agreement, GAAP shall be applied in a manner consistent with the historic practices used by IPS or Provider as applicable.

         (h) "Governmental Receivables" means an Account Receivable of Provider which (i) arises in the ordinary course of business of Provider, (ii) has as its third party payor the United

States of America or any state or any agency or instrumentality of the United States of America or any state which makes any payments with respect to Medicare or Medicaid or with respect to any other program (including CHAMPUS) established by federal or state law, and (iii) is required by federal or state law to be paid or to be made to Provider as a health care provider. Governmental Receivables shall not, however, refer to amounts payable by private insurers under contract to provide benefits under the Federal Employee Health Benefit Program.

         (i) "Governmental Lockbox Account" means an account established at the Collecting Bank by Provider into which all proceeds of Providers Governmental Receivables are remitted.

         (j) "IPS' Expenses" shall be the sole obligation of IPS and shall mean, pursuant to GAAP applied on a consistent basis: (i) any general and administrative expenses of IPS and other items or expenses incurred by IPS that are not incurred specifically for the purpose of providing services to Provider or are not directly attributable to Provider (or cannot be reasonably allocated to Provider), as determined by IPS , including, without limitation, salaries and benefits of executive officers of IPS, except as otherwise provided for in the definition of Provider Compensation; and (ii) all taxes of IPS, including but not limited to, state and federal income taxes and franchise taxes, but excluding state and federal employee taxes related to employees who provide services to Provider, property taxes on assets used by Provider and other taxes specifically included in Provider Compensation.

         (k) "Lender" shall mean any lender to IPS that has a security interest in the Accounts Receivable from time to time.

         (l) "Lockbox Agreements" means those certain agreements to be entered into between the Collecting Bank and Provider as to Governmental Receivables and the Non-Governmental Receivables, respectively, in form and substance acceptable to IPS and its legal counsel.

         (m) "Main Account" means IPS operating account established at the Collecting Bank.

         (n) "Medicaid" means any state program pursuant to which health care providers are paid or reimbursed for care given or goods afforded to indigent persons and administered pursuant to a plan approved by the Health Care Financing Administration under Title XIX of the Social Security Act.

         (o) "Medicare" means any medical program established under Title XVIII of the Social Security Act and administered by the Health Care Financing Administration.

         (p) "Non-Governmental Lockbox Account" means the account established by IPS with the Collecting Bank into which all proceeds from Providers Accounts Receivable from third party payors or patients ( other than Governmental Receivables ) are remitted.

         (q) "Non-Governmental Receivables" means any Accounts Receivable which are not Governmental Receivables.

         (r) "Notification Letter" means a written notification from Provider to third party payors that all proceeds due under Providers Accounts Receivable are to be remitted to the Non-Governmental Lockbox Account or the Governmental Lockbox Account, as the case may be, with such Notification Letter to be in form acceptable to IPS and its legal counsel.

         (s) "Physician Employees" shall mean only those who are doctors of medicine (including Physician Stockholders) and who are employed by Provider or are otherwise under contract with Provider to provide professional services to patients at the Practice Sites and are duly licensed to provide medical services in the State of New Jersey.

         (t) "Physician Extender Employees" shall mean physician assistants, midwives, nurse practitioners and other such persons who are employees of IPS, excluding, however, all Technical Employees.

         (u) "Physician Stockholders" shall mean those Physician Employees who own an interest, directly or indirectly, in the equity of Provider.

         (v) "Practice Expenses" shall be the sole obligation of IPS and shall mean, pursuant to GAAP applied on a consistent basis, all operating and nonoperating expenses of Provider arising hereunder in connection with the operation of the Practice Sites, unless expressly provided otherwise herein (e.g., Provider Compensation), including but not limited to:

              (i) Salaries, benefits and other direct costs of all non-physician employees working at the Practice Sites or elsewhere on behalf of Provider, excluding Technical Employees.

              (ii) Obligations of Provider under leases of space and equipment for the proper and efficient operation of the Practice Sites. If IPS is the lessor of such space or equipment under Practice Site Lease Agreements and/or Practice Equipment Lease Agreements, the rental values therefor shall be clearly delineated in the lease agreement(s), for such items and shall be set at a rate equal to their fair market value regardless of the relationship between IPS and Provider;

              (iii) All expenses and charges associated with the operation of the Practice Sites, including, without limitation, utilities, telephone, janitorial/maintenance, etc.;

              (iv) Personal property taxes assessed against IPSs assets utilized by Provider in the Practice Sites from and after the date of this Agreement;

              (v) Malpractice insurance premiums, and fire, workers compensation and general liability insurance premiums;

              (vi) The cost of any goods purchased for resale;

              (vii) Direct costs of all employees or consultants of IPS engaged to provide services at or in connection with Provider or who actually provide services at or in connection with the Practice (whether or not at a Practice
Site) for improved performance, such as quality assurance, materials management, purchasing programs, coding analysis and physician recruitment; provided, however, that only the portion of expenses related to such employee or consultant, that is allocable to work performed at or for the benefit of Provider shall be included in Practice Expenses, without mark up;

              (viii) Reasonable expenses related to professional meetings, seminars, dues and professional licensing fees for Physician Employees ( including Physician Stockholder(s)) and Physician Extender Employees; and

              (ix) Any and all other ordinary and necessary expenses incurred by Provider or IPS for the direct benefit of the Provider in carrying out their respective obligations under this Agreement.

         (w) "Practice Site" shall mean any office, clinic, laboratory, or other location from which Provider renders professional medical services.

         (x) "Professional Services Revenue" shall mean all fees actually recorded each month (net of any amounts reimbursed to any patient or third party payors during the applicable month and net of any adjustments for contractual allowances and reserves for uncollectible amounts based on the historical experience of Provider, as determined by IPS in its sole discretion) by or on behalf of Provider as a result of professional medical services personally furnished to patients (including but not limited to fee for service revenues, managed care payments and capitation revenues from risk contracts) and other fees or income generated by Physician Stockholder(s), Physician Employees, Physician Extender Employees and other non-physician employees, plus any revenues from the sale or provision of any goods, supplies, diagnostic tests, therapies or other ancillary services or items by Provider. References to "actually recorded" shall mean all amounts recorded in accordance with GAAP.

         (y) "Provider Equipment Lease Agreement(s)" shall mean any lease for equipment utilized at a Practice Site which is entered into by and between IPS as lessor and Provider as lessee.

         (z) "Provider Compensation" shall be the sole obligation of Provider and shall mean, pursuant to GAAP (as defined herein) applied on a consistent basis: (i) federal, state or local income taxes payable by Provider and the costs of preparing federal, state or local tax returns for Provider; (ii) all compensation and other benefits payable with respect to Physician Stockholders, Physician Employees and Technical Employees (as defined herein) and all employment taxes and costs associated therewith;
(iii) physician licensure fees, board certification fees and costs of membership in professional associations for Physician Stockholders, Physician Employees and Technical Employees; (iv) costs associated with legal, accounting and professional services incurred by or on behalf of Provider; (v) final and non-appealable judgments in excess of professional liability insurance policy limits rendered against Provider, Physician Stockholders, Physician Employees and Technical Employees, or any of them, in the performance of medical services as employees or contractors of Provider; (vi) direct personal expenses of Physician Stockholders, Physician Employees or Technical Employees of a kind which Provider has historically charged to its Physician Stockholders, Physician Employees or Technical Employees as the case may be; and (vii) costs of continuing professional education for Physician Stockholders, Physician Employees and Technical Employees.

         (aa) "Provider Practice Site Lease Agreement(s)" shall mean any lease for Provider office space which is entered into by and between IPS as lessor and Provider as lessee.

         (bb) "Provider Operating Account" shall mean the main bank account maintained by Provider.

         (cc) "Technical Employees" shall mean those individuals who provide billable services on behalf of Provider and are employees of Provider, but are neither Physician Employees nor Physician Extender Employees.


                                     ARTICLE 2

                           RELATIONSHIP OF THE PARTIES

         2.1 Independent Relationship. Provider and IPS intend to act and perform as independent contractors. Notwithstanding the authority granted to IPS herein, IPS and Provider agree that Provider will retain the sole authority to direct the medical, professional and ethical aspects of its medical practice. Each party shall be responsible for and shall comply with all state and federal laws with respect to employment taxes, income tax withholding, unemployment compensation contributions and such other employment related statutes as may be applicable to that party.

         2.2 Responsibilities of the Parties. As more specifically set forth herein, IPS shall provide Provider with offices, facilities, equipment, supplies, support personnel and practice management and financial advisory services. As more specifically set forth herein, Provider shall be responsible for the recruitment and hiring of physicians and all issues related to medical practice patterns and documentation thereof. Notwithstanding anything herein to the contrary, any clinical laboratory service shall be operated in full compliance with Section 6204 of the Omnibus Budget Reconciliation Act of 1989.

         2.3 Provider Matters. Matters involving the internal agreements and finances of Provider, including the distribution of professional fee income among the individual Physician Stockholders (as hereinafter defined), tax planning, pension and investment planning (and expenses relating solely to these internal business matters) shall remain the sole responsibility of Provider and the individual Physician Stockholders.

         2.4 Patient Referrals. The parties agree that the benefits to Provider hereunder do not require, are not payment for, and are not contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by IPS to any of Providers patients in any facility or laboratory controlled, managed or operated by IPS.

                                  ARTICLE 3

                              THE POLICY BOARD

         3.1 Formation of the Policy Board. The Parties hereto shall establish a Policy Board which shall be responsible for developing management and administrative policies for the overall operation of the Practice. The Policy Board shall consist of six (6) members. IPS shall designate, in its sole discretion, three (3) members of the Policy Board. Provider shall elect from among its shareholders and employed physicians, the other three (3) members of the Policy Board.

         3.2   Duties and Responsibilities of the Policy Board.   The Policy
Board shall have the following duties and obligations:

              3.2.1 Capital Improvements and Expansion. Any renovation or expansion plan and any capital equipment expenditure with respect to the Practice shall be first reviewed and approved by the Policy Board and shall be based upon economic feasibility, physician support. productivity and the then current market conditions.

              3.2.2 Annual Budgets. All annual capital and operating budgets prepared by IPS, as set forth in Section 4.2 hereof, shall be subject to the review and approval of the Policy Board.

              3.2.3 Advertising. All advertising and other marketing of the services performed by the Practice shall be subject to the prior review and approval of the Policy Board.

              3.2.4 Patient Fees. As a part of the annual operating budget, in consultation with IPS, the Policy Board shall review and adopt a fee schedule for all physician and ancillary services rendered by the Practice.

              3.2.5 Ancillary Services. The Policy Board shall approve any ancillary services provided by the Practice based upon the pricing and quality of such services.

              3.2.6 Provider and Payor Relationships. Decisions regarding the establishment or maintenance of relationships with institutional health care providers and payors shall be made by the Policy Board in consultation with IPS.

              3.2.7 Strategic Planning. The Policy Board shall develop long term strategic objectives.

              3.2.8 Capital Expenditures. The Policy Board shall determine the priority of major capital expenditures.

              3.2.9 Physician Hiring. The Policy Board shall determine the number and type of physicians required for the efficient operation of the Practice. The approval of the Policy Board shall be required prior to any variation in the restrictive covenants contained in any employment agreement between a physician and Provider.

              3.2.10 Executive Director. The selection and retention of the Executive Director pursuant to Section 4.8 by IPS shall be subject to the approval of the Policy Board. If Provider is dissatisfied with the services provided by the Executive Director, Provider shall so inform the Policy Board. IPS and the Policy Board shall in good faith determine whether the Executive Director should be terminated, counseled or assisted.

              3.2.11 Grievance Referrals. The Policy Board shall consider and make final decisions on all grievances pertaining to matters not specifically addressed in this Agreement.


                                    ARTICLE 4

         FACILITIES AND ADMINISTRATIVE SERVICES TO BE PROVIDED BY IPS


         4.1 Facilities. IPS hereby agrees to furnish to Provider and be responsible for the offices and facilities more fully described in Exhibit 4.1, including, but not limited to, all costs of repairs, maintenance, improvements, utilities (telephone, electric, gas, water), normal janitorial service, refuse disposal, real or personal property lease or sublease expenses, taxes, insurance and all other costs and expenses reasonably incurred in conducting the Practices during the term of this Agreement. IPS shall consult with Provider regarding the condition, use and needs for the offices, facilities and improvements.

         4.2 Additional Facilities. In the event that additional physicians shall be employed by Provider, and provided that the circumstances so require, IPS shall expand the offices, facilities and improvements provided hereunder to accommodate any additional needs of the Practice. IPS shall consult with Provider regarding the need for additional offices, facilities and improvements.

         4.3 Performance of Management Functions. IPS shall provide or arrange for the services set forth in this Article 4, the cost of which shall be included in Practice Expenses (hereinafter defined). IPS is hereby expressly authorized to perform its services hereunder in whatever manner it deems reasonably appropriate to meet the day to day requirements of practice operations in accordance with the general standards approved by the Policy Board, including, without limitation, performance of some of the business office functions at locations other than the Practice locations. Provider will not act in a manner which prevents IPS from efficiently managing the day to day operations of the Practice in a business like manner.

         4.4 Financial Planning and Goals. IPS shall prepare annual capital and operating budgets reflecting, in reasonable detail, anticipated revenues and expenses, sources and uses of capital for growth in the Practice, and medical services to be rendered at the Practice. The budgets shall be presented to the Policy Board at least thirty (30) days prior to the end of the preceding fiscal year. IPS shall determine the amount and form of capital to be invested annually in the Practice and shall specify the targeted profit margin for the Practice which shall be reflected in the budget.

         4.5 Audits and Statements. IPS shall prepare, after consultation with the Policy Board, annual financial statements for the operations of Provider and shall cause the annual financial statements to be audited by an independent certified public accountant selected by IPS.

         4.6 Inventory and Supplies. IPS shall order and purchase for the Practice all inventory supplies and other ordinary, necessary and appropriate materials.

         4.7  Management Services and Administration.

              (a) Provider hereby appoints IPS as its sole and exclusive manager and administrator for all day to day business functions of the Practice. Provider agrees that the purpose and intent of this Practice Management
Services Agreement is to relieve the Physician Stockholders and Physician Employees, to the maximum extent possible, of the administrative, accounting, personnel and business functions of the Practice and to have IPS assume responsibility for and be given all necessary authority to perform these functions. IPS agrees that Provider, and only Provider, will perform all medical functions of its practice. IPS will have no authority, directly or indirectly, to perform, and will not perform, any medical function. IPS may, however, advise Provider regarding the relationship between its performance of medical functions and the overall administrative and business functioning of the Practice. To the extent that they assist Provider in performing medical functions, all clinical support personnel provided by IPS shall be subject solely to the direction and supervision of Provider and in the performance of such medical functions, shall not be subject to any direction or control by, or liability to, IPS, except as may be specifically authorized by Provider.

         (b) IPS shall, on behalf of Provider, bill patients and collect the accounts receivable for medical services rendered by Provider at the Practice Sites, for services performed outside the Practice Sites; for hospitalized patients; and for all other professional services. Provider hereby appoints IPS for the term hereof to be its true and lawful attorney-in-fact, for the following purposes: (i) to bill patients in Providers name and on its behalf;
(ii) to collect accounts receivable resulting from such billing in Providers name and on its behalf; (iii) to receive payments from Blue Shield, health and other insurance companies, prepayments from health care plans, Medicare, Medicaid and all other third party payors; (iv) to take possession of and to endorse in the name of Provider (and/or in the name of an individual physician) any notes, checks, money orders, insurance payments and other instruments received in payment of accounts receivable; and (v) to initiate the institution of legal proceedings in the name of Provider to collect any accounts and moneys owed to Provider; (vi) to enforce the rights of Provider as creditors under any contract or in connection with the rendering of any service; and (vii) to contest adjustments and denials by governmental agencies (or their fiscal intermediaries) as third party payors. All adjustments made for uncollectible accounts, professional courtesies and other activities that do not generate a collectible fee shall be done in a reasonable and consistent manner approved by IPS independent certified public accountants.

         (c) IPS shall design, supervise and maintain custody of all files and records relating to the operation of Provider, including but not limited to accounting, billing, patient medical records, and collection records. Patient medical records shall at all times be and remain the property of Provider and shall be located at the Practice Sites so that they are readily accessible for patient care. The management of all files and records shall comply with applicable state and federal statutes. IPS shall use its best efforts to preserve the confidentiality of patient medical records and use information contained in such records only for the limited purposes necessary to perform the services set forth herein; provided however, that in no event shall a breach of said confidentiality be deemed a default under this Agreement.

         (d) IPS shall supply to Provider all clerical, accounting, bookkeeping, transcription and computer services, printing, postage and duplication services, medical transcription services and all other ordinary, necessary or appropriate services for the operation of the Practice.

         (e) Subject to the provisions of Section 3.2.3, IPS shall design and implement an adequate and appropriate public relations program on behalf of Provider, with appropriate emphasis on public awareness of the availability of services at the Practice Sites. The public relations program shall be conducted in compliance with applicable laws and regulations governing advertising by the medical profession.

         (f) IPS shall provide the data necessary for Provider to prepare its annual income tax returns and financial statements. IPS shall have no responsibility for the preparation of Provider federal or state income tax returns other than as provided in Section 4.5(i) nor shall IPS have any responsibility for the payment of any such income taxes.

         (g) IPS shall assist Provider in recruiting additional physicians, performing such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided however, that Provider shall interview and make the decision as to the suitability of any physician to become associated with the Provider. All physicians recruited by IPS and accepted by Provider shall be the employees of Provider and not of IPS. Subject to Section 5.3, any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, relocation costs and interviewing expenses shall be budgeted Practice Expenses. Such expenses shall be approved by IPS.

         (h) Subject to the direction and approval of the Policy Board, IPS shall negotiate and administer all managed care contracts on behalf of Provider.

         (i) IPS shall arrange for all legal and accounting services related to Practice operations incurred traditionally in the ordinary course of business, including enforcing any physician contract containing any restrictive covenants, provided that such service shall first be approved in advance by the Executive Director.

         (j) IPS will provide for the proper cleanliness of the premises, and maintenance and cleaning of the equipment, furniture and furnishings located upon such premises.

         (k) IPS shall negotiate for and cause premiums to be paid with respect to the Insurance provided in Section 9.1. All premiums and deductibles with respect to such policies shall be Practice expenses.

         4.8 Executive Director. Subject to the provisions of Section 3.2.11, IPS, if in its sole discretion it deems it to be prudent and necessary, shall hire and appoint an Executive Director to manage and administer all of the day to day business functions of the Practice. IPS shall determine the salary and fringe benefits of the Executive Director. At the direction of, and under the supervision and control of IPS, the Executive Director, subject to the terms of this Agreement, shall implement the policies established by the Policy Board and shall generally perform the duties and have the responsibilities of an administrator. The Executive Director shall be responsible for organizing the agenda for the meetings of the Policy Board referred to in Article 3.

         4.9 Personnel. IPS shall provide physician extender employees, nursing and other non-physician professional support (other than Technical Employees) and administrative personnel, clerical, secretarial, and bookkeeping and collection personnel reasonably necessary for the conduct of the Practice. IPS shall determine and cause to be paid the salaries and fringe benefits of all such personnel. Such personnel shall be under the direction, supervision and control of IPS, with those personnel performing patient care services subject to the professional supervision of Provider. If Provider is dissatisfied with the services of any person, Provider shall consult with IPS. IPS shall in good faith determine whether the performance of that employee could be brought to acceptable levels through counsel and assistance, or whether such employee should be terminated. IPS obligations regarding staff shall be governed by the overriding principle and goal of providing the highest quality of medical care. Employee assignments shall be made in a manner which assures consistent and continued rendering of high quality medical support services and prompt availability and accessibility of individual medical support personnel to physicians, in order to develop constant, familiar and routine working relationships between individual physicians and individual members of the medical support staff. IPS shall maintain established working relationships wherever possible and IPS shall make every effort consistent with sound business practices to honor the specific requests of Provider with regard to the assignment of its employees.

         4.10 Practice Expenses. During the term of this Agreement, IPS shall be solely responsible for, and shall pay on a timely basis, when due, all Practice Expenses.

         4.11 Events Excusing Performance. IPS shall not be liable to Provider for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies, or other events over which IPS has no control for so long as such events continue, and for a reasonable time thereafter.

         4.12 Compliance with Applicable Laws. IPS shall comply with all applicable federal, state and local laws, regulations and restrictions in the conduct of its obligations under this Agreement.

         4.13 Quality Assurance. IPS shall assist Provider in fulfilling its obligation to its patients to maintain a high quality of medical and professional services. The Physician Stockholders hereby acknowledge their obligations to each other and to the public to maintain appropriate standards of medical care.

         4.14 Ancillary Services. IPS shall operate such ancillary services as are approved by the Policy Board.


                                    ARTICLE 5

                             OBLIGATIONS OF PROVIDER

         5.1 Professional Services. Provider shall provide professional services to patients in compliance at all times with all ethical standards, laws and regulations applying to the medical profession. Provider shall ensure that each physician associated with Provider that provides medical care to patients of Provider is licensed to do so by the State of New Jersey. In the event that any disciplinary action or medical malpractice action is initiated against any such physician, Provider shall immediately inform the Executive Director of the existence of such action and the facts and circumstances underlying the action. Provider shall establish a program which monitors the medical care delivered at the Practice Sites.

         5.2 Medical Practice. Provider shall use and occupy the Practice Sites exclusively for the practice of medicine and shall comply with all applicable local rules, ordinances and standards of medical care. It is expressly acknowledged by the parties that the medical practice or practices conducted at the Practice Sites shall be conducted solely by physicians associated with Provider and no other physician or other medical practitioner shall be permitted to use or occupy the Practice Sites without the prior written consent of IPS.

         5.3 Employment of Physician Employees and Technical Employees. Provider shall have complete control of and responsibility for the hiring, compensation, evaluation and termination of its Physician Employees and Technical Employees, although at the request of Provider, IPS shall consult with Provider respecting such matters. Provider shall be responsible for the payment of all Physician Employees and Technical Employees salaries and wages, payroll taxes, benefits and all other charges now or hereafter applicable to them. Provider shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by the Policy Board.

         5.4 Professional Dues and Educational Expenses. Provider and its Physician Employees shall be solely responsible for the cost of membership in professional associations, and continuing professional education. Provider shall ensure that each of its Physician Employees participates in such continuing medical education as may be required in order for such physician to remain in compliance with all appropriate standards.

         5.5 Fees for Professional Services. Provider shall be solely responsible for all legal, accounting and other professional service fees incurred by Provider.

         5.6 Provider Compensation. During the term of this Agreement, Provider shall be solely responsible for, and shall pay on a timely basis, when due, all Provider Compensation.

         5.7 Professional Insurance Eligibility. Provider shall cooperate with IPS in obtaining and retaining professional liability insurance; shall make certain that its Physician Employees are properly insurable; and shall participate in an ongoing risk management program.

         5.8 Events Excusing Performance. Provider shall not be liable to IPS for failure to perform any of the services required herein in the event of strikes, lockouts, calamities, acts of God, unavailability of supplies, or other events over which Provider has no control, for so long as such events continue and for a reasonable period of time thereafter.


                                   ARTICLE 6

                             RESTRICTIVE COVENANTS

         The parties recognize that the services to be provided by IPS hereunder shall be effective only if Provider operates an active medical practice to which the physicians associated with Provider devote their full time and attention. To that end:

         6.1 Restrictive Covenants by Provider. During the term of this Agreement, Provider shall not establish, operate or provide physician services at any medical office, clinic or other health care facility providing services substantially similar to those provided by Provider pursuant to this Agreement, located within 35 miles of the Practice Sites (wherever located at such time).

         6.2 Restrictive Covenants by Current Physician Stockholders and Physician Employees. Provider shall obtain and enforce (subject to IPS obligations under Section 4.5(i) of this Agreement) formal agreements from its current Physician Stockholders, pursuant to which the Physician Stockholders agree not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by Provider within 10 miles of the Practice Sites (wherever located at such time) during the term of such agreements and for a period of two (2) years after any termination of employment with Provider. Provider shall not waive any of the provisions of such agreements.

         6.3 Restrictive Covenants by Future Physician Employees. Provider shall obtain and enforce formal agreements from each of its future Physician Employees (and future Physician Stockholders) hired or contracted, pursuant to which such physicians agree not to establish, operate or provide physician services at any medical office, clinic or outpatient and/or ambulatory treatment or diagnostic facility providing services substantially similar to those provided by Provider within 10 miles of the Practice Sites (wherever located at such time) during the term of said Physician Employees employment agreement with Provider and for a period of two (2) years thereafter.

         6.4 Enforcement. IPS and Provider acknowledge and agree that since a remedy at law for any breach or attempted breach of the provisions of this
Article 6 shall be inadequate, either party shall be entitled to specific performance and injunctive or other equitable relief in the event of any such breach or attempted breach, in addition to all other remedies which may exist at law or equity. The parties hereto also waive any requirement for the securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief. If any provision of Article 6 relating to the restrictive period, scope of activity restricted and/or the geographic limitation described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted, or geographic area, such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted, and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Article 6. The invalidity or non-enforceability of this Article 6 in any respect shall not affect the validity or enforceability of the remainder of this Article 6 or any other provisions of this Agreement.


                                   ARTICLE 7

                             FINANCIAL ARRANGEMENTS

    7.1. Provider Compensation.   As compensation for the services rendered at
the Practice Sites, Provider shall receive compensation as set forth on Appendix "A", attached hereto and made a part hereof ("Provider Compensation"). With respect to any partial calendar years during which this Agreement is in effect, Provider Compensation shall be prorated according to the number of calendar days actually elapsed during such partial calendar year.

    7.2 Draws. At the beginning of each month, IPS shall make a reasonable estimate of the amount of Provider Compensation which shall be due and payable to Provider for such months operations. IPS shall pay such estimated amount ("Estimated Provider Compensation") as a Draw to Provider, on or before the tenth (10th) day of each calendar month. The Estimated Provider Compensation may vary from month to month depending upon historical factors and other adjustments.

    7.3  Determination and Payment of Provider Compensation.

         (a) Between July 1 and July 15 of the calendar year immediately following each calendar year during the term of this Agreement, IPS shall make a determination as to the amount of the total Provider Compensation earned by Provider during the immediately preceding year. No later than each such July 15, IPS shall cause a payment to be made to Provider in an amount equal to the aggregate Provider Compensation payable with respect to such calendar year, less the aggregate sum of all Draws received by Provider pursuant to Section 7.2 during such calendar year. All Net Practice Revenues with respect to any calendar year, in excess of Provider Compensation for such calendar year, shall be the sole property of IPS, pursuant to the terms of Section 7.4(a) hereof.

         (b)  In the event that, after making the determination provided for in
Section 7.3(a), it is determined that the aggregate Draws by Provider under
Section 7.2 for the applicable calendar year exceed the actual amount of Provider Compensation which Provider is ultimately entitled to receive with respect to such calendar year (an "overdraft"), Provider shall pay the amount of the overdraft to IPS within thirty (30) days after receipt by Provider of written notice from IPS specifying the amount of such overdraft or, at the option of IPS, Provider shall have the amounts payable to it pursuant to Section
7.1 with respect to the next succeeding calendar year reduced by the amount of such overdraft.

    In the event that Provider shall ever disagree with any determination by IPS of the total Provider Compensation for any calendar year, Provider shall have the right to review, upon reasonable notice to IPS, the documents used by IPS in determining such amounts.

    7.4  Assignment of Accounts Receivable for Medical Services.

         (a) As compensation to IPS for all of the facilities, equipment and services rendered by it to Provider pursuant to the terms of this Agreement, and as full and complete payment therefor, Provider, Physician Stockholders, and Physician Employees hereby irrevocably assign and set over to IPS all of their rights and interests in and to all of their accounts receivable arising from the provision of medical services to patients of the Practice, including all charges which Provider or the Physician Stockholders or Physician Employees would otherwise bill and retain for their own account, and all of their rights and interests in and to all of their accounts receivable arising from other income or revenue generated by the operations of the Practice.. The parties acknowledge and agree that the compensation and benefits payable to Provider pursuant to the provisions of Section 7.1 are intended to be in lieu of charges which Provider or its Physician Stockholders or Physician Employees would otherwise earn for the provision of medical services to patients of their medical practice. Provider shall obtain, or cause to be obtained, from each Physician Stockholder and Physician Employee, an assignment of all of his right, title and interest in and to all accounts receivable arising from medical services rendered to patients of the practice and all of his rights to any other accounts receivable from income or revenue generated by the operations of the Practice.

Provider, Physician Stockholders and Physician Employees shall endorse any payments received on account of such services to the order of IPS and shall take such other actions as may be necessary to confirm to IPS the rights set forth in this Section 7.4(a).

         (b) Without limiting the generality of the foregoing, it is the intent of the parties that the assignment to IPS of the rights described in
Section 7.4(a) above shall be inclusive of the rights of Provider and the Physician Stockholders and Physician Employees to receive payment with respect to any services rendered prior to the effective date of any expiration or termination of this Agreement. Provider agrees, and shall cause each Physician Stockholder and Physician Employee to agree, that IPS shall retain the right to collect and retain for its own account any accounts receivable relating to any such services rendered prior to the effective date of any such expiration or termination ("Pre-Termination Accounts Receivable").

         (c) Provider acknowledges that it is the intent of IPS to grant a security interest in the Pre-Termination Accounts Receivable to the lender(s) under its working capital line of credit facility (whether one or more, "Lender"), as in effect from time to time. Provider agrees that such security interest of the Lender is intended to be a first priority security interest and is superior to any right, title or interest which may be asserted by Provider or any Physician Stockholder or Physician Employee with respect to Pre-Termination Accounts Receivable or the proceeds thereof. Provider further agrees, and shall cause each Physician Stockholder and Physician Employee to agree, that, upon the occurrence of an event which, under the terms of such working capital credit facility, would allow the Lender to exercise its right to collect Pre-Termination Accounts Receivable and apply the proceeds thereof toward amounts due under such working capital credit facility, the Lender will succeed to all rights and powers of IPS under the powers of attorney provided for in
Section 4.7(b) above as if such Lender had been named as the attorney-in-fact therein.

         (d) If, contrary to the mutual intent of IPS and Provider, the assignment of rights described in this Section 7.4 shall be deemed, for any reason, to be ineffective as an outright assignment, then Provider and each Physician Stockholder and each Physician Employee shall, effective as of the date of this Agreement, be deemed to have granted (and Provider does hereby grant, and shall cause each Physician Stockholder and Physician Employee to grant) to IPS, a first priority lien on and security interest in and to any and all interests of Provider and such Physician Stockholders and Physician Employees in any accounts receivable generated by the medical practice of Provider and its Physician Stockholders and Physician Employees or otherwise generated through the operations of the Practice, and all proceeds with respect thereto, to secure the payment to IPS of all Net Practice Revenues in excess of Provider Compensation, and this Agreement shall be deemed to be a security agreement to the extent necessary to give effect to the foregoing. Provider shall execute and deliver and cause each Physician Stockholder and Physician Employee to execute and deliver, all such financing statements as IPS may request in order to perfect such security interest, Provider shall not grant (and shall not suffer any Physician Stockholder or Physician Employee to grant) any other lien on or security interest in or to such accounts receivable or any proceeds thereof.

    7.5. Collection of Governmental Receivables. With respect to payments on Governmental Receivables, at the request and option of IPS, Provider agrees that the following procedures shall apply:

         (a) Provider shall enter into a lockbox agreement applicable to Governmental Receivables and establish a Governmental Lockbox Account. The Governmental Lockbox Account shall be an account in the name of Provider. All payments in respect of Providers Governmental Receivables are to be made directly to such account. In the event IPS exercises this option, Provider shall instruct each Account Debtor in respect of Providers Governmental Receivables to remit all such payments directly to such Governmental Lockbox Account pursuant to a Notification Letter. In addition, Provider shall attach written instructions to each invoice directing that said invoice be paid to the Governmental Lockbox Account. Provider agrees that it shall not deposit any funds other than payments of Governmental Receivables into, nor make any withdrawals from, the Governmental Lockbox Account without the prior written consent of IPS. Provider further agrees that it shall not during the term of this Agreement, terminate, modify or amend in any manner the Lockbox Agreement applicable to the Governmental Lockbox Account.

         (b) In accordance with the Lockbox Agreement pertaining to Governmental Receivables, Provider shall instruct the Collecting Bank to transfer all amounts deposited in the Governmental Lockbox Account constituting collected funds to IPSs Main Account. Provider shall have no right or interest in the Main Account. Provider shall not, so long as any Assigned A/R remains unpaid, change or cancel such automatic transfer at any time, or, without the prior written consent of IPS, change either the identity of the Governmental Lockbox Account or the instructions to each Account Debtor of the related Governmental Receivable to make its payments to such Account. Any such action shall be considered a breach of this Agreement for which IPS shall be entitled to all remedies at law and in equity, including the obtaining of an injunction.

         (c) Provider will cooperate with IPS and its agents in the identification of sums deposited into the Governmental Lockbox Account, which cooperation shall continue until all Assigned A/R have been collected.

         (d) Provider agrees to pay, on demand, a finance charge equal to the Finance Charge Rate, on any payment of a Governmental Receivable received by Provider that is not deposited in the Governmental Lockbox Account within forty-eight (48) hours after receipt by Provider.

    7.6. Collection of Non-Governmental Receivables. With respect to payments on Non-Governmental Receivables, if requested by IPS at IPSs option, Provider agrees that the following procedures shall apply:

         (a) Prior to the assignment of any Non-Governmental Receivable hereunder, IPS, the Collecting Bank and Lender (if requested by Lender) shall enter into a Lockbox Agreement applicable to Non-Governmental Receivables, and IPS shall establish a Non-Governmental

Lockbox Account. The Non-Governmental Lockbox Account shall be an account in the name of IPS. All payments in respect of Providers Non-Governmental Receivables are to be made directly to such account. In the event IPS exercises this option, Provider shall instruct each Account Debtor in respect of Providers Non-Governmental Receivables to remit all such payments directly to such Non-Governmental Lockbox Account pursuant to a Notification Letter. In addition, Provider shall attach written instructions to each invoice representing such Non-Governmental Receivables generated subsequent to the date of this Agreement instructing such third party payor or Account Debtor that payment of such invoice is to be paid to the Non- Governmental Lockbox Account. Provider agrees that it shall not deposit any funds other than payments of Non-Governmental Receivables into, nor make any withdrawals from, the Non-Governmental Lockbox Account without the prior written consent of IPS. Provider further agrees that it shall not during the term of this Agreement terminate, modify or amend in any manner the Lockbox Agreement applicable to the Non-Governmental Lockbox Account.

         (b) In accordance with the Lockbox Agreement pertaining to Non-Governmental Receivables, Provider and IPS shall instruct the Collecting Bank to transfer all amounts deposited in the Governmental Lockbox Account constituting good funds to IPSs Main Account. Provider shall have no right or interest in the Non-Governmental Lockbox Account nor to the Main Account and such accounts shall be in the name of and under the control of IPS. Provider shall not, so long as any Assigned A/R remains uncollected, and in any event, during the term of this Agreement, at any time, or, without the prior written consent of IPS, change the instructions to each Account Debtor of the related Non-Governmental Receivable to make its payments to such Account. Any such action shall be considered a breach of this Agreement for which IPS shall be entitled to all remedies at law and in equity, including the obtaining of an injunction.

         (c) Provider will cooperate with IPS and its agents in the identification of sums deposited into the Non-Governmental Lockbox Account, which cooperation shall continue until all Assigned A/R have been collected.


         (d) Provider agrees to pay, on demand, a finance charge equal to the Finance Charge Rate, on any payment on a Non-Governmental Receivable received by Provider that is not deposited into the Non-Governmental Lockbox Account within forty-eight (48) hours after receipt by Provider.

    7.7. Procedures Without Lockbox. In the event that IPS elects to forego the procedures established in Sections 7.5 and 7.6, Provider shall instruct the Collecting Bank to transfer automatically all amounts constituting collected funds in the account or accounts of Provider established for the collection of Governmental and Non-Governmental Receivables to IPSs Main Account pursuant to a standing order in form and substance acceptable to IPS and its legal counsel. Provider shall have no right or interest in IPSs Main Account and such account shall be in the name of and under the control of IPS. Provider shall not, so long as any Assigned Accounts Receivable remain unpaid, change or cancel such standing order at any time, or, without the prior written consent of IPS, change the instructions to any Account Debtor of each Governmental Receivable and Non-Governmental Receivable to make its payments to such account. Any such action shall be considered a breach of this Agreement for which IPS shall be entitled to all remedies at law and in equity, including the obtaining of an injunction.

    7.8. Misdirected Payments. If, after the date of this Agreement, an Account Debtor shall make payment of any Assigned A/R to a location other than is provided in the Notification Letter, or Provider otherwise receives payments on Accounts Receivable that are assigned to IPS under the terms of this Agreement ("Misdirected Payments"), Provider (at its own cost and expense) shall promptly take all necessary steps to effect collection of such Misdirected Payments from any other party claiming an interest therein or having possession thereof and
(i) hold such payment in trust for IPS, (ii) segregate such payment, (iii) use its best efforts not to commingle such payment with Providers own funds or other assets, and (iv) deliver such payment no later than forty-eight (48) hours from the day of receipt to the Governmental Lockbox Account or the Non-Governmental Lockbox Account, as applicable. Provider agrees to pay, on demand, the Finance Charge Rate on any Misdirected Payment received by Provider that is not deposited in IPSs Main Account within forty-eight (48) hours after receipt by Provider.

    7.9. Representations and Warranties with respect to Accounts Receivable. Provider hereby represents and warrants that with respect to the Assigned A/R, as of the date of assignment:

         (a)(i) All documents and agreements relating to Assigned A/R that have been delivered to IPS are true and correct; (ii) Provider has delivered or caused to be delivered to IPS all requested supporting claim documents with respect to IPSs billing and collection of such Accounts Receivable on its behalf; and (iii) all information provided by Provider to IPS and to be set forth on the bill and supporting claims documents is true and correct, and, if any error has been made, Provider will promptly correct the same and cooperate with IPS to rebill such Accounts Receivable.

         (b) The Assigned A/R are exclusively owned by Provider and there is no security interest or lien in favor of any third party, nor has there been any UCC recording or filing against Provider, as debtor, covering or purporting to cover any interest of any kind in any Accounts Receivable, except as may have been released by each party holding such adverse interest in the Accounts Receivable. With respect to the Assigned A/R and with respect to Governmental Receivables, to the extent permissible by law, all right, title and interest of Provider with respect thereto shall be vested in IPS, free and clear of any lien, security interest or encumbrance of any kind, Provider agrees to defend the same (or pay the costs and expenses incurred in undertaking such a defense on behalf of Provider) against the claims of all persons to the Assigned A/R.

         (c) The Assigned A/R (i) are payable in an amount not less than their face amount, (ii) are based on an actual and bona fide rendition of services or sale of goods to the patient by Provider in the ordinary course of Provider's business, (iii) are denominated and payable only in lawful currency of the United States; and (iv) are accounts of general intangibles within the meaning of the UCC of the state in which Provider has its principal place of business, or are rights to payment under a policy of insurance or proceeds thereof, and are not evidenced by any instrument or chattel paper. There are no payors other than the Account Debtor identified by Provider as the payor primarily liable on any Assigned A/R.

         (d) The Assigned A/R are not: (i) subject to any action, suit, proceeding or dispute (pending or threatened), set-off. counterclaim, defense, abatement, suspension, deferment, deductible, reduction or termination by the Account Debtors other than routine adjustments and disallowances made in the ordinary course of business, to the extent of such adjustments and disallowances; (ii) past or within sixty (60) days of the statutory limit for collection applicable to the Account Debtor; (iii) subject to an invoice which provides for payment more than forty-five days from the date of such invoice;
(iv) an account which arises out of a sale or other transaction by or between Provider and an Affiliate of Provider; (v) from an Account Debtor who is also a creditor of Provider; (vi) Accounts Receivable in which the Account Debtor has commenced a voluntary case, or an involuntary proceeding has been instituted, under the federal bankruptcy laws , as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to the Account Debtor; (vii) an account of which the services giving rise to such Accounts Receivable have not been performed by Provider and accepted by the Account Debtor or the Accounts Receivable otherwise do not represent a final sale; (viii) is evidenced by an instrument or chattel paper unless such instrument or chattel paper is delivered to IPS with all appropriate endorsements in favor of IPS, or (ix) other than a complete bona fide transaction which requires no further act under any circumstances on the part of Provider to make the Accounts Receivable payable by the Account Debtor.

         (e) Provider does not have any guaranty of, letter of credit providing support for, or collateral support for, the Assigned A/R, other than any such guaranty, letter of credit or collateral security as has been assigned to IPS, and any such guaranty, letter of cedit or collateral security is not subject to any lien in favor of any other person.

         (f) The goods or services provided and reflected by the Assigned A/R have been or will be medically necessary for the patient in the opinion of Provider and the patient received such goods or services.

         (g) The face amount of the Accounts Receivable for the services constituting the basis for the Assigned A/R are consistent with the usual, customary and reasonable fees charged by other similar medical service providers in Providers community for the same or similar services.

         (h) Each Account Debtor with respect to the Assigned A/R (i) is not the subject of any bankruptcy, insolvency or receivership proceeding, nor is it generally unable to make payments on its obligations when due, (ii) is located in the United States, and (iii) is one of the following: (x) a party which in the ordinary course of its business or activities agrees to pay for health care services received by individuals, including without limitation, Medicare, Medicaid, governmental bodies, commercial insurance companies and nonprofit insurance companies (such as Blue Cross and Blue Shield entities) issuing health, personal injury, workers compensation or other types of insurance; (y) employers or unions which self-insure for employee or member health insurance, prepaid health care organizations, managed care entities, preferred provider organizations or any other similar organization or entity, or
(z) a third party payor of the types described in the definition of Governmental Receivables.

         (i) Except with respect to Governmental Receivables, the insurance policy, contract or other instrument obligating an Account Debtor to make payment with respect to the Assigned A/R (i) does not contain any provision prohibiting the transfer of such payment obligation from the patient to the Provider, or from Provider to IPS, and if any such does contain such a provision, the consent of the third party to the transfer has been obtained in writing; (ii) has been duly authorized and, together with the Assigned A/R, constitutes the legal, valid and binding obligations of the Account Debtor in accordance with its terms; (iii) together with the applicable Assigned A/R, does not contravene in any material respect any requirement of law applicable thereto; and (iv) was in full force and effect and applicable to the patient at the time the services constituting the basis for the Assigned A/R were performed.

    None of the foregoing representations and warranties shall be deemed to constitute a guaranty by Provider that the Assigned A/R will be collected by IPS.


                                  ARTICLE 8

                                   RECORDS

     8.1. Patient Records. Upon termination of this Agreement, Provider shall retain all patient medical records maintained by Provider or by IPS on behalf of Provider. Provider shall, at its option, be entitled to retain copies of financial and accounting records relating to all services performed by Provider.

    8.2. Records Owned by IPS. All records relating in any way to the operation of the Practice which are not the property of Provider under the provisions of
Section 8.1 above, shall at all times be the property of IPS.

    8.3. Access to Records. During the term of this Agreement, and thereafter, Provider or its designee shall have reasonable access during normal business hours to the financial records of the Practice, including but not limited to, revenues, records of collections, expenses and disbursements maintained by IPS pursuant to this Agreement, and Provider may copy any or all such records.

    8.4  Maintenance of Records/Subcontracts  Pursuant to Title 42 of the
United States Code and applicable rules and regulations thereunder, until the expiration of four (4) years after termination of this Agreement, IPS shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of this Agreement and such books, documents and records as are necessary to certify the nature and extent of the costs of the services provided by IPS under this

Agreement. IPS further agrees that if it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand ($10,000) Dollars or more over a twelve (12) month period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon appropriate written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States General Accounting Office, or any of their duly authorized representatives, a copy of such subcontract and such books, documents and records of such organization as are necessary to verify the nature and extent of the such costs. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which IPS may be entitled under law or regulation.


                                   ARTICLE 9

                             INSURANCE AND INDEMNITY

    9.1. Insurance to be Maintained by Provider. Throughout the term of this Agreement, subject to the provisions of Section 5.5, Provider shall maintain comprehensive professional liability insurance with limits of not less than $2,000,000 per claim and with aggregate policy limits of not less than $4,000,000 per physician, and a separate limit for Provider. Provider shall be responsible for all liabilities in excess of the limits of such policies. IPS shall have the option, subject to Policy Board approval, of providing such professional liability insurance through an alternative program, provided that such program meets the requirements of the Insurance Commissioner of the State of New Jersey.

    9.2. Insurance to be Maintained by IPS Throughout the term of this Agreement, IPS, as a Practice Expense, shall provide and maintain comprehensive professional liability insurance for all professional employees of IPS with limits as determined reasonable by IPS in its national program, comprehensive general liability and property insurance covering the premises and operations at all Practice Sites.

    9.3. Additional Insureds Provider and IPS agree to use their best efforts to have each other named as an additional insured on the others respective professional liability insurance program, at IPS's expense.

    9.4. Indemnification PROVIDER SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND IPS, ITS OFFICERS, DIRECTORS AND EMPLOYEES, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, CLAIM, CAUSES OF ACTION, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), WHETHER OR NOT COVERED BY INSURANCE, CAUSED OR ASSERTED TO HAVE BEEN CAUSED, DIRECTLY OR INDIRECTLY, BY OR AS A RESULT OF THE PROVISION OF MEDICAL

SERVICES OR ANY OTHER ACTS OR OMISSIONS BY PROVIDER AND/OR ITS SHAREHOLDERS, AGENTS, EMPLOYEES AND/OR SUBCONTRACTORS (OTHER THAN IPS) DURING THE TERM HEREOF. IPS SHALL INDEMNIFY, HOLD HARMLESS AND DEFEND PROVIDER, ITS OFFICERS, DIRECTORS AND EMPLOYEES, FROM AND AGAINST ANY AND ALL LIABILITY, LOSS, DAMAGE, CLAIM, CAUSES OF ACTION AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), CAUSED OR ASSERTED TO HAVE BEEN CAUSED, DIRECTLY OR INDIRECTLY, BY OR AS A RESULT OF THE PERFORMANCE OF ANY INTENTIONAL ACTS, NEGLIGENT ACTS OR OMISSIONS BY IPS AND/OR ITS SHAREHOLDERS, AGENTS, EMPLOYEES AND/OR SUBCONTRACTORS (OTHER THAN PROVIDER) DURING THE TERM OF THIS AGREEMENT.


                                  ARTICLE 10

                             TERM AND TERMINATION

    10.1. Term of Agreement. This Agreement shall commence on the date hereof and shall expire on the 40th anniversary hereof unless earlier terminated pursuant to the terms hereof.

    10.2. Extended Term. Unless earlier terminated as provided for in this Agreement, the term of this Agreement shall be automatically extended for additional terms of five (5) years each, unless either party delivers to the other party, not less than twelve (12) months nor earlier than fifteen (15) months prior to the expiration of the proceeding term, written notice of such partys intention not to extend the term of this Agreement.

    10.3. Termination by Provider. Provider may terminate this Agreement in the following circumstances:

    (a) In the event of a filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by IPS, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by IPS, except for the filing of a petition in involuntary bankruptcy against IPS which is dismissed within sixty (60) days thereafter, Provider may give written notice of the immediate termination of this Agreement, and such termination shall be effective upon receipt of such notice by IPS.

    (b) In the event IPS shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to IPS by Provider; or IPS shall fail to remit the payments as provided for in this Agreement and such failure to remit shall continue for a period of sixty (60) days after written notice thereof, Provider may terminate this

Agreement. Termination of this Agreement pursuant to this subsection (b) by Provider shall require the affirmative vote of seventy-five percent (75%) of Physician Stockholders.

    10.4. Termination by IPS. IPS may terminate this Agreement in the following circumstances:

    (a) In the event of the filing of a voluntary petition in bankruptcy or an assignment for the benefit of creditors by Provider, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Provider, except for the filing of a petition in involuntary bankruptcy against Provider which is dismissed within sixty (60) days thereafter, IPS may give notice of the immediate termination of this Agreement, and such termination shall be effective upon receipt of such notice by Provider

    (b) In the event Provider shall materially default in the performance of any duty or obligation imposed upon it by this Agreement, and such default shall continue for a period of ninety (90) days after written notice thereof has been given to Provider by IPS, IPS may thereafter terminate this Agreement.


                                    ARTICLE 11

                               GENERAL PROVISIONS

    11.1 Assignment.    IPS shall have the right to assign its rights hereunder
to any person, firm or corporation for any reason without need for Provider's consent. Provider may not assign this agreement or any of its rights or duties hereunder without the express written consent of IPS.

    11.2 Whole Agreement; Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement, the Exhibits and the Schedules, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

    11.3 Notices All notices required or permitted by this Agreement shall be in writing and shall be addressed as :

         To IPS:             Integrated Physician Systems, Inc.
                             2644 Bristol Road
                             Warrington, PA 18976

         With copies to:     Joseph F. Murray, Esq.
                             2644 Bristol Road
                             Warrington, PA 18976

         To Provider         IPS Physicians / ________, P.C.
                             _____________________
                             _____________________


         With copies to:     _____________________
                             _____________________
                             _____________________

or to such other address as either party shall notify the other.

    11.4 Binding on Successors. Subject to Section 11.1, this Agreement shall be binding upon the parties hereto, and their successors, assigns and beneficiaries.

    11.5 Waiver of Provisions.    Any waiver of any terms and conditions hereof
must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any of the other terms and conditions hereof.

    11.6 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. The parties acknowledge that IPS is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of IPS in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by IPS shall be deemed waived and forever unenforceable.

    11.7 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

    11.8 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such partys obligations pursuant to this Agreement.

    11.9 Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.

    11.10 Confidentiality. Except for disclosure to its bankers, underwriters or lenders or as necessary or desirable for conduct of business, neither party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial information regarding the other (past, present or future) that was obtained by the other in the course of the negotiations of this Agreement, without the other partys written approval.

    11.11 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Provider and IPS shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Provider and IPS.

    11.12 Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any other party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be expedient.

    11.13 No Obligations to Third Parties. None of the obligations and duties of IPS or Provider under this Agreement shall in any way or in any manner be deemed to create any obligation of IPS or of Provider to, or any rights, in any person or entity not a party to this Agreement.
                                          27

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                  IPS Physicians/__________P.C.

Attest:__________________         By:_______________________

                                  Title:______________________


                                  Integrated Physician Systems, Inc.

Attest:__________________         By:________________________

                                  Title:_______________________

                                  EXHIBIT 4.1

                      LIST OF PRACTICE SITES AND FACILITIES

                                  EXHIBIT A

                            PROVIDER COMPENSATION